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                                                                    EXHIBIT 12.1

                        MERISTAR HOSPITALITY CORPORATION
                  STATEMENT REGARDING COMPUTATION OF RATIOS

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
                                                       Year Ended December 31,
                                        --------   --------   --------   --------   --------
                                         1994(1)     1995       1996       1997       1998
                                        --------   --------   --------   --------   --------
Income before minority
  interests, income tax expense
  and extraordinary items (2)           $ --       $    213   $  6,988   $ 40,488   $ 69,528
                                        --------   --------   --------   --------   --------

Fixed charges:
  Interest expense                        --          2,673     12,784     61,512     64,378
  Interest capitalized                    --             67        461        442      5,182
  Amortization of debt expense            --            131        986        920      1,635
  Preferred distributions to
    minority interests                    --             --         --        488        650
  Rent deemed as interest                 --             16         22         26         11
                                        --------   --------   --------   --------   --------
  Total fixed charges                     --          2,887     14,253     63,388     71,856
                                        --------   --------   --------   --------   --------

Income before minority interest,
  income tax expense, extraordinary
  items and fixed charges (excluding
  capitalized interest and preferred
  distributions to minority interests)    --          3,033     20,780    102,946    135,552

Divided by fixed charges                  --          2,887     14,253     63,388     71,856

Ratio of earnings to fixed charges        --          1.05x      1.46x      1.62x      1.89x


(1) Prior to 1995, the Company's predecessor entities had no fixed charges and therefore the ratio of earnings to fixed charges was not applicable.

(2) This amount is before minority interests since the minority interests relate to majority-owned subsidiaries that have fixed charges.


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